CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment 2 and Amendment 5 to the Registration Statement on Form N-1A of our report dated November 20, 2015, relating to the financial statements and financial highlights of Alpha Architect ETF Trust, comprised of the ValueShares U.S. Quantitative Value ETF and the ValueShares International Quantitative Value ETF, for the periods ended September 30, 2015, and to the references of our firm under the headings "Other Service Providers" and "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
January 28, 2016